Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of common stock issuable under the Korn Ferry 2022 Stock Incentive Plan and the Korn Ferry Amended and Restated Employee Stock Purchase Plan of our reports dated June 28, 2022, with respect to the consolidated financial statements of Korn Ferry and subsidiaries and the effectiveness of internal control over financial reporting of Korn Ferry and subsidiaries included in its Annual Report (Form 10-K) for the year ended April 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 22, 2022